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Exhibit 3.2

LIMITED LIABILITY COMPANY AGREEMENT
OF
HUNTSMAN INTERNATIONAL LLC
(A Delaware Limited Liability Company)

        LIMITED LIABILITY COMPANY AGREEMENT, dated as of November 5, 2008 (this "Agreement"), of Huntsman International LLC (the "Company"), by and between Alta One Inc., a Delaware corporation ("Alta One"), Huntsman Corporation, a Delaware corporation ("Huntsman Corp."), and each Person (as defined in the Delaware Limited Liability Company Act, as amended from time to time (the "Act")) subsequently admitted as a member of the Company (individually, a "Member" and collectively, the "Members").

RECITAL

        WHEREAS, the Members desire pursuant to the Act to set forth information regarding certain affairs of the Company and certain conduct of its business.

        NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
FORMATION

        The Company has been formed as a limited liability company pursuant to the Act. A Certificate of Formation described in Section 18-201 of the Act (the "Certificate of Formation") has been filed by a person authorized to sign and file the Certificate of Formation, with the Secretary of State of the State of Delaware in conformity with the Act. The name of the Company is "HUNTSMAN INTERNATIONAL LLC" or such other name or names as may be selected by the Members from time to time.

ARTICLE II
TERM

        The existence of the Company shall commence on the date of the filing of the Certificate of Formation in the office of the Secretary of State of the State of Delaware in accordance with the Act, and the Company shall have a perpetual life.

ARTICLE III
MEMBERS

        Section 3.1    Members.    The initial Members of the Company are Alta One and Huntsman Corp., which collectively hold 100% of the membership interests of the Company. The principal address of Alta One and Huntsman Corp. is 500 Huntsman Way, Salt Lake City, Utah 84108.

        Section 3.2    Admission of New Members.    No Person shall be admitted as a Member of the Company without the approval of Alta One and Huntsman Corp.

        Section 3.3    Certificates of Membership.    The membership interest of a Member in the Company owned by each Member (denominated in units) shall be evidenced by one or more certificates (in substantially the form attached hereto as Exhibit A, "Certificates"). Each Certificate shall be executed by the Chief Executive Officer or any Vice President and the Secretary or any Assistant Secretary of the Company (or other persons designated by the Board).

        Section 3.4    Interest as a Security.    A membership interest of a Member in the Company evidenced by a Certificate shall constitute a security for all purposes of Article 8 of the Uniform

Commercial Code promulgated by the National Conference of Commissioners on Uniform State Laws, as in effect in Delaware or any other applicable jurisdiction. Delaware law shall constitute the local law of the Company's jurisdiction in its capacity as the issuer of membership interests of a Member in the Company.

ARTICLE IV
MANAGEMENT

        Section 4.1    Board of Managers.    The business and affairs of the Company shall be managed by a Board of Managers (the "Board"), which shall be responsible for policy setting and approval of the overall direction of the Company. The Board shall consist of up to four individuals (the "Managers"). The names of the Managers are Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs. A Manager may be removed at any time from such position by the Members. Upon the removal or resignation of a Manager, a new Manager may be designated and appointed by the Members.

        All decisions affecting or to be made by, and all actions to be taken and obligations to be incurred on behalf of, the Company shall be made, taken or incurred by the Board or any other person designated by the Board. Any decision or act of the Board within the scope of its power and authority granted hereunder shall control and shall bind the Company.

        Section 4.2    Quorum.    At all meetings of the Board (in person or via a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other), a majority of the entire Board shall constitute a quorum for the transaction of business and the act of a majority of the Managers present at any meeting at which there is a quorum shall be an act of the Board.

        Section 4.3    Actions by Written Consent.    Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting, if a majority of the Managers consents thereto in writing, and the writings are filed with the records of the Company.

        Section 4.4    Reliance by Third Parties.    Persons dealing with the Company are entitled to rely conclusively upon the power and authority of the Board herein set forth.

        Section 4.5    Limitations on Duties and Liabilities.    To the fullest extent permitted under Section 18-1101 of the Delaware Act, (a) no duty (including any fiduciary duty), whether at law or in equity, that any Manager or Member has to the Company or any other Manager or Member shall require such Manager or Member to take any action that is not authorized as contemplated by this Agreement, and (b) no Manager or Member shall (i) be deemed to breach any duty (including any fiduciary duty), whether at law or in equity, that it has to the Company or any other Manager or Member or (ii) have any liability to the Company or any other Manager or Member with respect to any act or omission, in each case, if and to the extent that such Manager or Member acts in accordance with any instruction or direction of the Board of Managers of the Company or this Agreement. The Foregoing is not intended to expand in any manner the duties (including any fiduciary duties), whether at law or in equity, of any Manager or Member.

ARTICLE V
DISTRIBUTIONS AND CAPITAL CONTRIBUTIONS

        Section 5.1    The Company may, from time to time, make distributions to one or more of the Members of the Company and without obligation to make a similar distribution to all other Members, provided that such a distribution is permitted by all lending agreements to which the Company is then a party. In the event that a distribution is made to one or more but less than all of the Members of the

Company, the capital accounts of such Member or Members receiving such a distribution shall be reduced by an amount equal to the distribution.

        Section 5.2    Any Member of the Company may, subject to the approval of the Company, make a capital contribution to the Company. The making of such a capital contribution shall not obligate any other Member of the Company to make an equal or ratable capital contribution. In the event that a Member makes a capital contribution to the Company, such Member's capital account shall be increased by the amount of such capital contribution.

ARTICLE VI
MISCELLANEOUS

        Section 6.1    Amendment to the Agreement.    This Agreement may be amended by, and only by, a written instrument executed by the Members.

        Section 6.2    Governing Law and Severability.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law. In particular, this Agreement shall be construed to the maximum extent possible to comply with all the terms and conditions of the Act. If it shall be determined by a court of competent jurisdiction that any provisions or wording of this Agreement shall be invalid or unenforceable under the Act or other applicable law, such invalidity or unenforceability shall not invalidate the entire Agreement. In that case, this Agreement shall be construed so as to limit any term or provision so as to make it enforceable or valid within the requirements of applicable law, and, in the event such term or provisions cannot be so limited, this Agreement shall be construed to omit such invalid or unenforceable terms or provisions.

ARTICLE VII
INDEMNIFICATION

        Section 7.1    Certain Terms.    For purposes of this Article VII, "Parent Company" shall mean and refer to the Company's ultimate parent company with common stock listed on the New York Stock Exchange or traded through the Nasdaq national market. For purposes of this Article VII, Managers shall, for all purposes, be treated in the same manner as Directors of the Parent Company in the event that the Parent Company is a corporation.

        Section 7.2    Indemnification.    Subject in all respects to any requirements or limitations contained in the Delaware Act, the Company shall indemnify and hold harmless its Managers, officers and, if applicable, employees and other agents to the same extent, in the same manner and subject to the same rights, terms, conditions and procedures (including, without limitation, with respect to the advancement of expenses) as such categories of persons would be indemnified and held harmless by the Parent Company pursuant to the Bylaws, Certificate of Incorporation or other relevant charter documents of the Parent Company (the "Parent Company Charter Documents"); provided, that if at any time the Company does not have a Parent Company with common stock listed on the New York Stock Exchange or traded through the Nasdaq national market, the Company shall during such time provide indemnification and advancement of expenses to its Managers, officers, employees and other agents to the maximum extent permitted by the Delaware Act.

        Section 7.3    Severability.    If any provision or provisions of this Article VII or any provision referenced from the Parent Company Charter Documents shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions (including, without limitation, each portion of any paragraph containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions (including, without limitation, each such portion of any paragraph containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision or provisions held invalid, illegal or unenforceable.

[Remainder of the Page Left Intentionally Blank]

        IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date first above written.

ALTA ONE INC.
By:	/s/ J. Kimo Esplin
Name:	J. Kimo Esplin
Title:	Executive Vice President and Chief Financial Officer
HUNTSMAN CORPORATION
By:	/s/ J. Kimo Esplin
Name:	J. Kimo Esplin
Title:	Executive Vice President and Chief Financial Officer

[Signature Page]

EXHIBIT A

CERTIFICATE FOR INTERESTS IN
 HUNTSMAN INTERNATIONAL LLC
A Delaware Limited Liability Company

Certificate No.	No. of Units

Huntsman International LLC,
a Delaware limited liability company (the "Company"), hereby certifies that

[NAME OF MEMBER]

(The "Holder") is the registered owner of                        Units of limited liability company Interest in the Company ("Interests"). The Holder, by accepting this Certificate, is deemed to have agreed to become a Member of the Company, if admitted as such in accordance with the terms of the Agreement, and to have agreed to comply with and be bound by, the Agreement.

        No Interest(s) may be transferred unless and until this Certificate, or a written instrument of transfer satisfactory to the Company, is duly endorsed or executed for transfer by the Holder of the Holder's duly authorized attorney, and this Certificate (together with any separate written instrument of transfer) is delivered to the Company for registration of transfer.

        THE INTERESTS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW AND MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF UNTIL THE HOLDER PROVIDES EVIDENCE REASONABLY SATISFACTORY TO THE COMPANY (WHICH, IN THE DISCRETION OF THE COMPANY, MAY INCLUDE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY) THAT SUCH OFFER, SALE, PLEDGE, TRANSFER OR OTHER DISPOSITION WILL NOT VIOLATE APPLICABLE FEDERAL OR STATE SECURITIES LAWS.

ATTEST:	HUNTSMAN INTERNATIONAL LLC
Secretary or Assistant Secretary	By	Chief Executive Officer or Vice President
Dated:

Exhibit A-1

ASSIGNMENT OF INTEREST

        FOR VALUE RECEIVED, the undersigned (the "Assignor"), hereby assigns, conveys, sells and transfers unto:

Please print or typewrite Name and Address of Assignee
Please insert Social Security or other Taxpayer Identification Number of Assignee

Units of Interest evidenced by this Certificate. Assignor irrevocably constitutes and appoints the Company as its attorney-in-fact with full power of substitution to transfer the Interest represented by this Certificate, or any lesser designated number of Interest as referenced herein, on the books of the Company.
Date:	Signature

Exhibit A-2

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  Exhibit 3.2
LIMITED LIABILITY COMPANY AGREEMENT OF HUNTSMAN INTERNATIONAL LLC (A Delaware Limited Liability Company)
RECITAL
ARTICLE I FORMATION
ARTICLE II TERM
ARTICLE III MEMBERS
ARTICLE IV MANAGEMENT
ARTICLE V DISTRIBUTIONS AND CAPITAL CONTRIBUTIONS
ARTICLE VI MISCELLANEOUS
ARTICLE VII INDEMNIFICATION